Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS ANNOUNCES PRESENTATION OF QNEXA DATA AT THE 2008 BIO
INTERNATIONAL CONVENTION

VIVUS Senior Vice President Peter Tam to Speak on Obesity Panel Hosted by JP
Morgan Analyst Cory Kasimov

Mountain View, Calif, June 13, 2008 – VIVUS, Inc (NASDAQ: VVUS) a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that, Peter Tam, senior vice president of Product and Corporate Development, is scheduled to present an overview of Qnexa, the company’s investigational product for the treatment of obesity and diabetes, during a panel discussion entitled “Confronting the Obesity Epidemic: The Skinny on Innovative New Treatments” at the 2008 BIO International Convention. The panel will take place on June 18 at 4:00 P.M. local time in room 30A of the San Diego Convention Center.

The company recently announced positive phase 2 results of Qnexa in diabetes.  Patients treated with Qnexa for 28 weeks had a reduction in Hemoglobin A1c (HbA1c) of 1.2 percent and lost an average of 8.0 percent of their baseline body weight or approximately 17 pounds. Qnexa patients also had significant improvement in cardiovascular risk factors including blood pressure, triglycerides levels and waist circumference.

“The phase 2 results in diabetes provide the opportunity for Qnexa to be developed as a novel therapeutic that treats the cause of type 2 diabetes.  The multi-center diabetes study confirms the positive phase 2 results we had seen previously with non-diabetic obese patients”, commented Peter Tam senior vice president of product and corporate development.  “For diabetics, losing weight is imperative and for the first time we believe we have an oral therapy that controls blood sugar, reduces excess weight and improves cardiovascular risk factors.”

About the Qnexa Phase 3 Obesity Program

Qnexa is currently under development for obesity.  A phase 2 study in obese patients with controlled co-morbidities (no type 2 diabetes) previously reported weight loss of 10.7 percent over 24 weeks.  The phase 3 Qnexa program includes two pivotal, double-blind, placebo-controlled, multi-center studies that will compare the efficacy and safety of Qnexa to placebo during a 56-week treatment period. The first study, known as EQUIP (OB-302), has enrolled approximately 1,250 morbidly obese adult subjects with a Body Mass Index (BMI) of 35 or greater with or without controlled co-morbidities. The second trial, known as CONQUER (OB-303), has enrolled overweight and obese adult subjects with BMIs from 27 to 45 and at least two co-morbid conditions, such as hypertension, dyslipidemia and type 2 diabetes. The co-primary endpoints for these studies are the mean percent weight loss and the percentage of subjects achieving a weight loss of five percent or more. The phase 3 program also includes a six-month confirmatory factorial study, known as EQUATE (OB-301), in obese subjects with BMIs from 30 to 45. The phase 3 program has enrolled a total of approximately 4,500 subjects.

About the Qnexa Phase 2 Diabetes Study

In the diabetes study (OB-202), subjects underwent a 4-week dose escalation period followed by 24 weeks of treatment. The study was a randomized, double-blind, placebo-controlled prospective trial, with subjects randomized to receive Qnexa or placebo.  The study included 206 subjects (141 females, 65 males) with an average age of 49 years.  Baseline BMIs were greater than 35 in both groups, and baseline body weight was 94.7 kg in the Qnexa group and 98.1 kg in the placebo group.  At baseline, subjects had glycosylated hemoglobin (HbA1c) of 8.7 percent.  Most of the subjects had been diagnosed with diabetes for more than 5 years (59 percent).  Sixty percent of subjects were on two or more oral diabetic medications.  Patients on antidepressant medications such as SSRIs and SNRIs were allowed to participate in the study. Subjects were instructed to follow a simple diet and lifestyle modification program throughout the study.  The primary endpoint was change in glycemic control as reflected by measurements of hemoglobin A1c.  Investigators were allowed to intervene and add/adjust anti-diabetic and anti-hypertensive medications during the study based on predetermined rescue criteria and nationally recognized standards of care.  The incidence of hypoglycemia in the treatment and placebo arms were comparable (6.0 percent versus 5.0 percent, respectively). Qnexa was well-tolerated, with no treatment-related serious adverse events (SAEs). The most common treatment-related adverse events were nausea, paresthesias, constipation, dry mouth and dizziness.

About the 2008 BIO International Convention

The 2008 BIO International Convention is organized by the Biotechnology Industry Organization (BIO).  BIO is the world’s largest biotechnology organization, providing advocacy, business development, and communications services for more than 1,150 members worldwide. Corporate members range from entrepreneurial companies to Fortune 100 multinationals. BIO also represents academic centers and serves the needs of investors and analysts interested in biopharmaceutical companies. The 2008 BIO International Convention is the largest annual gathering of biotechnology professionals.  The convention will take place June 17-20, 2008 at the San Diego Convention Center in San Diego, Calif.  This year it is estimated that more than 20,000 people will attend and the Convention will feature 1,500 companies and 275 presentations over four days.  For more information on the convention go to http://www.bio2008.org.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. The pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity and phase 2 for the treatment of type 2 diabetes; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

###